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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Electronics Boutique Holdings Corp.:

We consent to incorporation by reference in the Registration Statement (No. 333-65463) on Form S-8 of Electronics Boutique Holdings Corp. and subsidiaries of our report dated March 16, 1999, relating to the consolidated balance sheets of Electronics Boutique Holdings Corp. and subsidiaries as of January 31, 1998 and January 30, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended January 30, 1999, which report appears in the January 30, 1999 annual report on form 10-K of Electronics Boutique Holdings Corp. and subsidiaries.

                                                   /s/ KPMG LLP

Philadelphia, PA
April 29, 1999